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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-21867) and related Prospectus of Tenet Healthcare Corporation for the registration of 305,172 shares of the common stock of Tenet Healthcare Corporation and to the incorporation by reference of our report dated October 25, 1996 with respect to the consolidated financial statements of OrNda HealthCorp at August 31, 1996 and 1995, and for each of the three years in the period ended August 31, 1996, incorporated by reference in the Tenet Healthcare Corporation Current Report on Form 8-K dated February 12, 1997.

                                             ERNST & YOUNG LLP



Nashville, Tennessee
April 28, 1997